UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No.        )*

WNS (Holdings) Limited
(Name of Issuer)
Ordinary Shares, Par Value 10 Pence Per Share
(Title of Class of Securities)
92932M 10 1
(CUSIP Number)
July 31, 2006
(Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     ☐ Rule 13d-1(b)

     ☐ Rule 13d-1(c)

     ☑ Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.	92932M 10 1	Page	2	of	14 Pages

1	NAMES OF REPORTING PERSONS: WARBURG PINCUS PRIVATE EQUITY VIII, L.P.

	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):
	I.R.S. No. 13 – 4161869

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☐
	(b) ☑

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	Delaware

	5	SOLE VOTING POWER:

NUMBER OF		0

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		10,683,322

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER:

		10,683,322

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	10,683,322

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	26.8%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	PN

CUSIP No.	92932M 10 1	Page	3	of	14 Pages

1	NAMES OF REPORTING PERSONS: WARBURG PINCUS INTERNATIONAL PARTNERS, L.P.

	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):
	I.R.S. No. 13-4104745

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☐
	(b) ☑

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	Delaware

	5	SOLE VOTING POWER:

NUMBER OF		0

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		10,255,990

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER:

		10,255,990

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	10,255,990

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	25.8%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	PN

CUSIP No.	92932M 10 1	Page	4	of	14 Pages

1	NAMES OF REPORTING PERSONS: WARBURG PINCUS NETHERLANDS INTERNATIONAL PARTNERS I C.V.

	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):
	I.R.S. No. 13 – 4133839

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☐
	(b) ☑

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	The Netherlands

	5	SOLE VOTING POWER:

NUMBER OF		0

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		427,332

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER:

		427,332

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	427,332

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	1.1%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	PN

CUSIP No.	92932M 10 1	Page	5	of	14 Pages

1	NAMES OF REPORTING PERSONS: WARBURG, PINCUS PARTNERS, LLC

	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):
	I.R.S. No. 13 – 4069737

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☐
	(b) ☑

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	New York

	5	SOLE VOTING POWER:

NUMBER OF		0

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		21,366,644

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER:

		21,366,644

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	21,366,644

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	53.6%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	OO

CUSIP No.	92932M 10 1	Page	6	of	14 Pages

1	NAMES OF REPORTING PERSONS: WARBURG, PINCUS & CO.

	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):
	I.R.S. No. 13 – 6358475

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☐
	(b) ☑

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	New York

	5	SOLE VOTING POWER:

NUMBER OF		0

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		21,366,644

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER:

		21,366,644

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	21,366,644

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	53.6%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	PN

CUSIP No.	92932M 10 1	Page	7	of	14 Pages

1	NAMES OF REPORTING PERSONS: WARBURG PINCUS LLC

	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):
	I.R.S. No. 13-3536050

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☐
	(b) ☑

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	New York

	5	SOLE VOTING POWER:

NUMBER OF		0

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		21,366,644

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER:

		21,366,644

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	21,366,644

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	53.6%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	OO

Page 8 of 14 Pages

Item 1(a).	Name of Issuer:

WNS (Holdings) Limited

Item 1(b).	Address of Issuer’s Principal Executive Offices:

Gate 4, Godrej & Boyce Complex
Pirojshanagar, Vikhroli (W)
Mumbai 400 079
India

Item 2(a).	Name of Person Filing:

This Schedule 13G is filed by and on behalf of Warburg Pincus Private Equity VIII, L.P. and two affiliated partnerships (“WP VIII”), Warburg Pincus International Partners, L.P. (“WPIP”), Warburg Pincus Netherlands International Partners I C.V. (“WP Netherlands”), Warburg, Pincus Partners, LLC (“WPP LLC”), Warburg, Pincus & Co. (“WP”) and Warburg Pincus LLC (“WP LLC” and together with WP VIII, WPIP, WP Netherlands, WPP LLC, WP and WP LLC, the “Warburg Pincus Reporting Persons”). The sole general partner of each of WP VIII, WPIP and WP Netherlands is WPP LLC. WPP LLC is managed by WP. WP LLC manages each of WP VIII, WPIP and WP Netherlands. Charles R. Kaye and Joseph P. Landy are each Managing General Partners of WP and Co-Presidents and Managing Members of WP LLC. Each of WP, WPP LLC, WP LLC, Mr. Kaye and Mr. Landy disclaim beneficial ownership of the Ordinary Shares except to the extent of any indirect pecuniary interest therein.

Item 2(b).	Address of Principal Business Office or, if none, Residence:

The address of the principal business office of the Warburg Pincus Reporting Persons is c/o Warburg, Pincus & Co., 466 Lexington Avenue, New York, New York 10017.

Item 2(c).	Citizenship:

WP VIII is a Delaware limited partnership, WPIP is a Delaware limited partnership, WP Netherlands is a limited partnership organized under the laws of The Netherlands, WPP LLC is a New York limited liability company, WP is a New York general partnership and WP LLC is a New York limited liability company.

Item 2(d).	Title of Class of Securities:

Ordinary Shares, par value 10 pence per share (“Ordinary Shares”)

Item 2(e).	CUSIP Number:

92932M 10 1

Item 3.	If this statement is filed pursuant to §§240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

(a)	☐	Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

(b)	☐	Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

(c)	☐	Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

(d)	☐	Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C 80a-8).

(e)	☐	An investment adviser in accordance with §240.13d-1(b)(1)(ii)(E);

(f)	☐	An employee benefit plan or endowment fund in accordance with §240.13d-1(b)(1)(ii)(F);

(g)	☐	A parent holding company or control person in accordance with §240.13d-1(b)(1)(ii)(G);

(h)	☐	A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

(i)	☐	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of theInvestment Company Act of 1940 (15 U.S.C. 80a-3);

(j)	☐	Group, in accordance with §240.13d-1(b)(1)(ii)(J).

Page 9 of 14 Pages
Item 4.	Ownership.
1.	Warburg Pincus Private Equity VIII, L.P.

(a)	Amount beneficially owned: 10,683,322

(b)	Percent of class: 26.8%

(c)	Number of shares as to which the person has:
(i)	Sole power to vote or to direct the vote: 0

(ii)	Shared power to vote or to direct the vote: 10,683,322

(iii)	Sole power to dispose or to direct the disposition of: 0

(iv)	Shared power to dispose or to direct the disposition of: 10,683,322
2.	Warburg Pincus International Partners, L.P.

(a)	Amount beneficially owned: 10,255,990

(b)	Percent of class: 25.8%

(c)	Number of shares as to which the person has:
(i)	Sole power to vote or to direct the vote: 0

(ii)	Shared power to vote or to direct the vote: 10,255,990

(iii)	Sole power to dispose or to direct the disposition of: 0

(iv)	Shared power to dispose or to direct the disposition of: 10,255,990
3.	Warburg Pincus Netherlands International Partners I C.V.

(a)	Amount beneficially owned: 427,332

(b)	Percent of class: 1.1%

(c)	Number of shares as to which the person has:
(i)	Sole power to vote or to direct the vote: 0

(ii)	Shared power to vote or to direct the vote: 427,332

(iii)	Sole power to dispose or to direct the disposition of: 0

(iv)	Shared power to dispose or to direct the disposition of: 427,332
4.	Warburg, Pincus Partners, LLC

(a)	Amount beneficially owned: 21,366,644

(b)	Percent of class: 53.6%

(c)	Number of shares as to which the person has:
(i)	Sole power to vote or to direct the vote: 0

(ii)	Shared power to vote or to direct the vote: 21,366,644

(iii)	Sole power to dispose or to direct the disposition of: 0

(iv)	Shared power to dispose or to direct the disposition of: 21,366,644
5.	Warburg, Pincus & Co.

(a)	Amount beneficially owned: 21,366,644

(b)	Percent of class: 53.6%

(c)	Number of shares as to which the person has:
(i)	Sole power to vote or to direct the vote: 0

(ii)	Shared power to vote or to direct the vote: 21,366,644

Page 10 of 14 Pages

(iii)	Sole power to dispose or to direct the disposition of: 0
(iv)	Shared power to dispose or to direct the disposition of: 21,366,644

6.		Warburg Pincus LLC

(a	)	Amount beneficially owned: 21,366,644
(b	)	Percent of class: 53.6%
(c	)	Number of shares as to which the person has:

(i)	Sole power to vote or to direct the vote: 0
(ii)	Shared power to vote or to direct the vote: 21,366,644
(iii)	Sole power to dispose or to direct the disposition of: 0
(iv)	Shared power to dispose or to direct the disposition of: 21,366,644

Item 5.	Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than 5% of the class of securities, check the following: ☐.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

Other than as set forth herein, no other person has the right to receive or the power to direct the receipt of dividends from, or proceeds from the sale of, in excess of 5% of the total outstanding Ordinary Shares.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

Not Applicable.

Item 8.	Identification and Classification of Members of the Group.

WP VIII, WPIP, WP Netherlands, WPP LLC, WP and WP LLC are making this single joint filing because they may be deemed to constitute a “group” within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended. The agreement among WP VIII, WPIP, WP Netherlands, WPP LLC, WP and WP LLC to file jointly is attached hereto as Exhibit A. Each of WP VIII, WPIP, WP Netherlands, WPP LLC, WP and WP LLC disclaims beneficial ownership of all of the Ordinary Shares, other than those reported herein as being owned by it.

Item 9.	Notice of Dissolution of Group.

Not Applicable.

Item 10.	Certification.

Not Applicable.

Page 11 of 14 Pages
SIGNATURE
     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: August 22, 2006	WARBURG PINCUS PRIVATE EQUITY VIII, L.P.

	By:	Warburg, Pincus Partners, LLC, its General Partner

	By:	Warburg, Pincus & Co., its Managing Member

	By:	/s/ Scott A. Arenare

Name: Scott A. Arenare
Title: Partner

Dated: August 22, 2006	WARBURG PINCUS INTERNATIONAL PARTNERS, L.P.

	By:	Warburg, Pincus Partners, LLC, its General Partner

	By:	Warburg, Pincus & Co., its Managing Member

	By:	/s/ Scott A. Arenare

Name: Scott A. Arenare
Title: Partner

Dated: August 22, 2006	WARBURG PINCUS NETHERLANDS INTERNATIONAL PARTNERS I C.V.

	By:	Warburg, Pincus Partners, LLC, its General Partner

	By:	Warburg, Pincus & Co., its Managing Member

	By:	/s/ Scott A. Arenare

Name: Scott A. Arenare
Title: Partner

Dated: August 22, 2006	WARBURG, PINCUS PARTNERS, LLC

	By:	Warburg, Pincus & Co., its Managing Member

	By:	/s/ Scott A. Arenare

Name: Scott A. Arenare
Title: Partner

Page 12 of 14 Pages

Dated: August 22, 2006	WARBURG, PINCUS & CO.

	By:	/s/ Scott A. Arenare

Name: Scott A. Arenare
Title: Partner

Dated: August 22, 2006	WARBURG PINCUS LLC

	By:	/s/ Scott A. Arenare

Name: Scott A. Arenare
Title: Member

Page 13 of 14 Pages
Exhibit A
JOINT FILING AGREEMENT
     The undersigned acknowledge and agree that the foregoing statement on Schedule 13G is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G shall be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that it knows or has reason to believe that such information is inaccurate. This Agreement may be executed in any number of counterparts and all of such counterparts taken together shall constitute one and the same instrument.

Dated: August 22, 2006	WARBURG PINCUS PRIVATE EQUITY VIII, L.P.

	By:	Warburg, Pincus Partners, LLC, its General Partner

	By:	Warburg, Pincus & Co., its Managing Member

	By:	/s/ Scott A. Arenare

Name: Scott A. Arenare
Title: Partner

Dated: August 22, 2006	WARBURG PINCUS INTERNATIONAL PARTNERS, L.P.

	By:	Warburg, Pincus Partners, LLC, its General Partner

	By:	Warburg, Pincus & Co., its Managing Member

	By:	/s/ Scott A. Arenare

Name: Scott A. Arenare
Title: Partner

Dated: August 22, 2006	WARBURG PINCUS NETHERLANDS INTERNATIONAL PARTNERS I C.V.

	By:	Warburg, Pincus Partners, LLC, its General Partner

	By:	Warburg, Pincus & Co., its Managing Member

	By:	/s/ Scott A. Arenare

Name: Scott A. Arenare
Title: Partner

Page 14 of 14 Pages

Dated: August 22, 2006	WARBURG, PINCUS PARTNERS, LLC

	By:	Warburg, Pincus & Co., its Managing Member

	By:	/s/ Scott A. Arenare

Name: Scott A. Arenare
Title: Partner

Dated: August 22, 2006	WARBURG, PINCUS & CO.

	By:	/s/ Scott A. Arenare

Name: Scott A. Arenare
Title: Partner

Dated: August 22, 2006	WARBURG PINCUS LLC

	By:	/s/ Scott A. Arenare

Name: Scott A. Arenare
Title: Member